SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):
January 31, 2006

EQUITEX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

7315 East Peakview Avenue
Englewood, Colorado 80111
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (303) 796-8940

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2006, at the closing of the transaction described in Item 2.01 below, the disclosures of which are hereby incorporated by reference into this Item, FastFunds Financial Corporation (“FastFunds”), a majority owned subsidiary of Equitex, Inc. (the “Company”), entered into a Transition Services Agreement (the “Transition Services Agreement”), by and among FastFunds, Chex Services, Inc. (“Chex”), a wholly owned subsidiary of FastFunds, and Game Financial Corporation (“Game Financial”), pursuant to which FastFunds and Chex agreed to provide certain services to Game Financial in connection with the sale of the cash-access financial services business of Chex. The Company agreed to serve as a guarantor of FastFunds’ and Chex’s obligations under the Transition Services Agreement.

Item 2.01  Completion of Acquisition or Disposition of Assets.

Pursuant to an Asset Purchase Agreement dated as of December 22, 2005 (the “Asset Purchase Agreement”), by and among FastFunds, Chex and Game Financial, Chex agreed to sell all of its cash-access contracts and certain related assets ( the “Assets”) to Game Financial. In connection with the Asset Purchase Agreement, the Company entered into a Guaranty Agreement with Game Financial guaranteeing the performance of FastFunds’s and Chex’s obligations under the Asset Purchase Agreement.

On January 31, 2006, pursuant to the Asset Purchase Agreement, Chex sold the Assets to Game Financial for $14 million and received net proceeds of approximately $12,580,000 after certain transaction related expenses. FastFunds may use the proceeds to discharge certain of Chex’s outstanding obligations to creditors, to seek new business opportunities, and for general working capital purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are hereby incorporated by reference into this Item.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

10.1 Transition Services Agreement dated as of January 31, 2006, by and among FastFunds Financial Corporation, Chex Services, Inc. and Game Financial Corporation.

99.1 Pro forma financial information of the Company with respect to FastFunds’ disposition of assets to Game Financial Corporation.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITEX, INC.
Date: February 6, 2006	By: /s/ Thomas B. Olson Thomas B. Olson, Secretary

1